EXHIBIT 77Q1(e) COPIES OF ANY NEW OR AMENEDED REGISTRANT
INVESTMENT ADVISORY CONTRACTS

The following documents are included in Registrant's Form
Type N1A/A, Accession No. 0000892569-05-000013 filed on
January 26, 2005, and incorporated by reference herein:

- Amended and restated Investment Adviory Agreement

- Addendum to the AIM Capital Management, Inc. Portfolio Management
Agreement

- Addendum to the Capital Guardian Trust Company Portfolio Management
Agreement

- Addendum to the Janus Capital Management LLC Portfolio Management
Agreement

- Addendum to the Fund Asset Management, L.P., doing business as Mercury Advisors Portfolio Management Agreement

- Addendum to the OppenheimerFunds, Inc. Portfolio Management
Agreement

- Addendum to the Salomon Brothers Asset Management, Inc Portfolio Management Agreement


The following is attached:
	Letter agreement regarding the AIM Capital Management, Inc Portfolio Management Agreement.

[AIM Letterhead]					PO Box 4333
							Houston, TX 77210-4333
							11 Greenway Plaza, Suite 100
							Houston, TX 77046-1173
							713 626 1919

							AIM Capital Management, Inc.
January 18, 2005



Jody Linneman, Esq.
Pacific Life Insurance Company
Law Department
700 Newport Center Drive
Newport Beach, CA 92660

RE: Release of Portfolio Holdings for the Pacific Select Fund's Portfolios managed by AIM Capital Mangement, Inc.

Dear Jody:

As you know, Section 2(j) of the Portfolio Management Agreement dated December 29, 2000 between AIM Capital Management, Inc. ("AIM" or "Portfolio Manager"), Pacific Life Insurance Company ("Pacific Life"), and the Pacific Select Fund states that "...the Fund and the Adviser will not disclose or use any records or information respecting the Portfolio Manager obtained pursuant to the Agreement and that is specifically designated, in writing, as confidential, which, in any event, shall be deemed to include any list of securities purchased or sold by the Portfolio for a period of 15 days after month end, or any list of securities held by the Portfolio for 90 days after month end..."

Pacific Select Fund generally posts month-end portfolio holdings for its portfolioson its website, www.pacificlife.com. In order to prevent any undue delay of the release of such portfolio holdings information, AIM hereby authorizes Pacific Life and the Pacific Select Fund to disclose the total holdings of any AIM managed Portfolio as of the end of a calendar month 30 days after the end of such month.


This authorization will remain in effect indefinitely, unless expressly revoked in writing by AIM.

Sincerely,

/s/ Benjamin A. Hock, Jr.
Benjamin A. Hock, Jr.
Managing Director, AIM Capital Management, Inc.

Acknowledged by Pacific Life and Pacific Select Fund:

Pacific Life			Pacific Select Fund

/s/ Glenn S. Schafer		/s/ Glenn S. Schafer
Name: Glenn S. Schafer		Name: Glenn S. Schafer
Title: President		Title: President

/s/ Audrey L. Milfs
Name: Audrey L. Milfs
Title: Secretary